EXHIBIT 10.10

                          ASCUTNEY ASSOCIATES, INC.
                            NEW ENGLAND WIRELESS
                             BURLINGTON, VERMONT

                       CHANNEL SUBLEASE AND AGREEMENT

      This Channel Sublease and Agreement ("Agreement") is made and entered into by Ascutney Associates, Inc., ("Lessor"), having its principal place of business at P.O. Box 186, Rexford, New York 12148, and New England Wireless, 56 Green Street, Bellows Falls, Vermont 05101 ("Lessee").

                                  RECITALS

      WHEREAS, the Federal Communications Commission ("FCC") has authorized licensees of Instructional Television Fixed Service ("ITFS") channels to lease "excess capacity" on such channels for non-ITFS use, subject to certain regulatory restrictions, and has authorized licensees of Multipoint Distribution Service ("MDS") channels and licensees of Multichannel Multipoint Distribution Service ("MMDS") channels to lease all of the channel capacity on such channels; and

      WHEREAS, The Federal Communications Commission has granted radio broadcast station licenses to the licensees named and specified in Schedule A, attached hereto, and has before it applications for the grant of radio broadcast station licenses as named and specified in Schedule A, attached hereto; and

      WHEREAS, Lessor has entered into Channel Lease Agreements with each of the Licensees in the Burlington, Vermont, area identified in Schedule A, attached hereto, contemplating lease by Lessor from such Licensees of "excess capacity" on each of such channels; and

      WHEREAS, Ascutney and Lessee are parties to a letter agreement dated May 6, 1991, whereby Lessee is given access to the licenses in the Bellows Falls market and a letter agreement dated September 25, 1991, whereby Lessee is given access to the licenses in Burlington, Vermont, market; and

      WHEREAS, Lessor desires to lease to Lessee the excess capacity on each of the aforesaid ITFS channels (each of which has a bandwidth of six MHZ and meets or will meet National Television System Committee (NTSC) color video signal specifications for color television, as defined by the FCC) which Lessor has acquired, or will acquire, from the FCC or the FCC licensee of each such ITFS channel, as the case may be; and

      WHEREAS, Lessee desires to lease from Lessor all of the channel capacity which Lessor has acquired and/or will acquire on ITFS channels specified on Schedule A hereto (the "ITFS Channels") in the markets, all subject to the terms and conditions set forth herein, in order to operate a subscription video programming service to be offered to subscribing members of the public via transmission capacity provided through non-cable TV over-the-air transmission technology through ITFS, MMDS and/or MDS channels ("subscription television business" or "subscription television service"),

      NOW, THEREFORE, in consideration of the mutual promises, covenants and warranties set forth herein, Lessor and Lessee hereby agree as follows:

      1. Lease of Channel Capacity (a) Lessor hereby agrees to lease to Lessee all of the excess capacity (as hereinafter defined) on the ITFS channels in the market, specified in Schedule A, subject to the terms and conditions set forth herein. Lessor further agrees to lease to Lessee all of the channel capacity that Lessor has acquired, or will acquire, pursuant to the leases annexed hereto, or to be annexed hereto, as Schedule B (the "Channel Leases").

      (b) As used in this Agreement, the term "Excess Capacity" shall refer to all of the channel capacity of an ITFS channel (including, without limitation, all video, audio and subcarrier capacity and all vertical blanking interval capacity), twenty-four (24) hours per day, seven (7) days per week, except for the minimum number of hours per ITFS channel per week that the ITFS channel licensee is required, under Section 74-931(e) of the FCC's Rules and Regulations, [47 C.F.R. 74.93 1 (e)] (together with any amendment or successor thereto the "FCC Rules"), to transmit instructional, cultural or educational programming (hereinafter "Instructional Time"). Consistent with the FCC Rules and FCC policies in effect as of the date hereof, Instructional Time shall initially consist of no more than twenty
(20) hours per week on each ITFS channel. Not less than ninety (90) days prior to the initiation of program service by Lessee in each new market hereunder, Lessor shall notify Lessee in writing of the twenty (20) specific air time hours for the forthcoming six (6) months that the respective licensees of each of the ITFS channels intend to utilize in such market.

      (c) After the initial establishment of the schedule of Instructional Time on each ITFS channel, if an ITFS licensee subsequently wishes to exclude additional hours from excess capacity relating to such licensee's ITFS channel for inclusion into Instructional Time for the provision of "substantial use" ITFS programming, as defined by the FCC in its Second Report and Order in MM Docket No. 83-523, 58 RR2d 559 (1985), up to a maximum of forty (40) hours per week per ITFS channel. Lessor shall give Lessee at least six (6) months' advance written notice of such licensee's revised schedule for the twenty-one (21) to forty (40) specific air time hours that such licensee intends to so utilize, provided, however, that Lessor shall not be obligated to give Lessee any more advance notice than Lessor shall have actually received from such licensee.

      2. Term. The term of this Agreement shall commence upon the date of its execution and shall extend for a period of ten (10) years, provided, however, that, at the option of Lessee, and subject, in all events to due and timely grant and renewal of all FCC licenses and other authorizations for each of the channels, this Agreement shall be extended for one (1) additional consecutive ten (10) year period. In the event that Lessee determines not to exercise its renewal option hereunder, Lessee shall give Lessor written notice of such determination at lest six (6) months prior to the expiration of the then-current term of this Agreement.

      3 . ITFS Programming. The parties hereto recognize that It is the obligation of each licensee of the ITFS channels to transmit qualified instructional and/or educational programming to meet applicable FCC requirements. To the extent that Lessee's subscription television service includes programming services (e.g., Cable News Network, C-Span, Discovery Channel) which, in the option on any of such licensee or Local Program Committee, would qualify as "substantial use" ITFS programming for such licensees, and to the extent that such licensees, in concert with the Local Program Committee, desire to transmit such programming services to meet such licensees' FCC obligations, Lessee agrees to make such programming services available to such licensees, subject to availability of such programming and subject to receipt of all required consents from programming suppliers, and at no cost to either Lessor or to any of the licensees in question. Lessee agrees to integrate the educational programming of such licensees into the subscription television service to be offered by Lessee to its subscribers at no cost to Lessor. This integration shall consist of listing such educational programming in any program guides produced by Lessee for its subscription television service subscribers.

      4. Transmission Facilities. Upon execution of this Agreement, Lessor and Lessee shall select a location at which to co-locate the transmitter sites for each of the channels. The parties hereto agree that such co-location of the transmitter sites of each of the ITFS channels is of the essence of this Agreement. Lessor shall utilize its best efforts to secure all necessary consents from each of the licensees of the channels and/or FCC-License applicants for each of the channels, with respect to such co-location of transmitter sites, and Lessor shall utilize its best efforts to ensure that each of such licensees and/or FCC-license applicants files with the FCC, as soon as practicable, and diligently prosecutes all necessary applications to secure all necessary FCC consents and authorizations to effectuate co-location of such transmitter designated by Lessee and Lessor. Upon grant by the FCC of all necessary consents and authorizations for co-location of such transmitter sites for the ITFS channels to be leased hereunder, Lessee or its designee shall, within a reasonable period of time, but in no event later than thirty (30) days following the date upon which all such FCC consents and authorization shall have been granted, commence construction of such transmission facilities in accordance with such FCC consents and authorizations at the transmission site designated by Lessor and Lessee. Lessee or its designee shall purchase and install such transmitters, transmission lines, antennas and receivers as may be required by Lessee in connection with its subscription television business and the fulfillment of any of the requirements for receive site installations contained in the Air Time Lease Agreements identified in Schedule B, as soon as practicable, in accordance with the provisions of such FCC consents and authorizations. Any equipment used in connection with said construction shall be leased by Lessee to Lessor pursuant to Section 8 below. (Said equipment is hereinafter referred to as the "Leased Equipment.") Lessee shall be responsible for supervision of the Leased Equipment.

      5. Rent. (a) Commencing on a date which is the first day of the first full month following six (6) months of operations, and continuing each month thereafter, Lessee shall pay to Lessor a monthly connection fee (the "Connection Fee") which shall be the product of the number of wireless cable subscribers receiving Lessee's wireless cable operation over the MMDS station in the market area during the previous calendar month and a per-subscriber fee of five cents ($0.05) per month per channel. For the purposes of computing the Connection Fee due for any month, the term "Subscribers" shall be deemed to mean the number of paid subscribers who have received Lessee's wireless cable programming over Lessor's station during the prior month. For purposes of the definition of "subscriber," (1) each single family residential dwelling and each single business office or place shall be considered one subscriber, and (2) in those situations where programming is sold in bulk for viewing at isolated locations in the same facility (e.g., where a number of viewing units are grouped for billing purposes, such as may be the case with condominiums and hotels) and the Lessee's rates therefor are less than its prevailing monthly rate for the sale of the Lessee's programming over Lessee's wireless cable system to individual subscribers in the market area, the number of subscribers from such bulk billing points shall be determined by dividing the total monthly revenues derived from the sale of programming over Lessee's wireless cable system to the bulk billing point by the Lessee's then-prevailing basic monthly rate for the sale of programming to individual subscribers receiving wireless cable programming over Lessor's channels in the market area. The determination of the number of subscribers in any given month may be subject to redetermination by the Lessee, with notice to the Lessor, to take into account those subscribers who have not paid for at least one (1) full month's subscription fee and those who the Lessee may have disconnected or terminated for lack of payment. In such event, the Connection Fees for the applicable month shall be recalculated at any time within three (3) months of the end of the month in question, and deficiencies in the Connection Fee for such month shall be paid promptly by the Lessee to the Lessor, and any excess in the Connection Fee for such month shall be applied to offset against any then-current payments due from the Lessee to the Lessor.

      (b) If the foregoing calculation fails to generate Rental Fees equal to or in excess of the minimum rental fees set forth below, then the Lessor shall be entitled to receive Rental Fees in accordance with the following table:

      Period Following the
      Date of First Sale of                   Total Minimum
      Subscription Television Service         Monthly Rental Fee
      in Each Market                          in Each Market
      -------------------------------         ------------------

      Months 1 through 6                      No payment
      Months 7 through 12                     $  500 per month
      Months 13 through 18                    $1,500 per month
      Months 19 through 24                    $3,000 per month
      Months 25 through 36                    $4,500 per month
      Months 37 and beyond                    $5,000 per month

The foregoing payments shall be due and payable on or before the first day of the first month following the end of the respective periods set forth above. In the event a payment is received later than three (3) days following the due date, there shall be a seventy-five dollar ($75.00) late fee and interest shall accrue at a rate of fifteen percent (15 %) APR.

      (c) The monthly rental fee provided for in either Paragraph 5(a) or Paragraph 5(b) shall be increased by the percentage increase in the Consumer Price Index, All Urban Wage Earners and Clerical Workers, U.S. City Average, published by the U.S. Department of Labor (or, if such index is no longer completed, then such similar index then in service), such adjustment to occur on the first day of the first month, and biannually thenceforth, following the completion of thirty-six (36) months of service to subscribers.

      (d) Lessee shall, within fifteen (15) days after the end of each month after the start date, provide Lessor with a Certificate signed by an officer of Lessee showing the number of subscribers for the preceding month, computed in accordance with Section 5(a). The Connection Fee or Transmission Fee payable by Lessee to Lessor, as determined in accordance with Sections 5(a) and/or 5(b) hereof, shall be computed on the Certificate, and Lessee shall forward said Connection Fee or Transmission Fee to Lessor at the time of tendering the Certificate. Lessee shall include on the Certificate any other information reasonably requested by Lessor so that Lessor may accurately determine that the Connection Fee tendered by Lessee has been calculated correctly pursuant to Section 5 hereof. Any other charges to be paid by Lessee hereunder shall be invoiced to Lessee on a monthly basis by Lessor. Said invoices shall contain an itemization of the charges contained therein, and shall be paid by Lessee within twenty (20) days after the date of receipt thereof.

      6. Right to Audit. Upon ten (10) business days' advance notice of one to the other, Lessee and Lessor shall have the right to inspect or audit (at the sole expense of the requesting party) (a) in the case of the Lessor, all subscriber records and accounts of Lessee with respect to provision by Lessee of subscription television service in the market via the channels, and (b) in the case of the Lessee, all expenses and liabilities of the Lessor, in each case to the extent necessary to assure compliance with the terms of this Agreement. (For purposes of this Agreement, a "Business Day" shall mean any day other than a Saturday, Sunday or nationally recognized holiday.) Said inspection or audit may be conducted by the party or its designees. The parties agree that they and their designees shall maintain the confidentiality of all information so obtained and that such information shall not be used by the inspecting party, its designees or any of their respective officers, directors, employees, agents, representatives or affiliates for any purpose other than verification of the amounts properly due and payable hereunder or compliance with the terms of this Agreement.

      7. Maintenance and Operation. Lessee shall maintain and operate the transmission equipment utilized in connection with each of the channels and shall pay all costs associated with such maintenance and operation, without cost to or reimbursement by Lessor.

      8. Channel Equipment Lease. Lessor shall lease from Lessee all Leased Equipment to be purchased and installed by Lessee pursuant to Section 4 of this Agreement. The Leased Equipment shall be leased by the Lessee to the Lessor in accordance with the following terms:

      (a) Rent. Lessor shall pay to Lessee one dollar ($1.00) per year for use of the Leased Equipment. The parties hereby acknowledge that Lessor's lease to Lessee of the channels, at the Rental Fees set forth in this Agreement, constitutes consideration for Lessee's lease of the Leased Equipment to Lessor.

      (b) Taxes. Lessee shall be required to pay all taxes and other charges assessed against the Leased Equipment, without cost to or reimbursement by Lessor, and Lessee shall be entitled to claim depreciation and any investment tax credits for income tax purposes which may flow from ownership of the Leased Equipment. Lessor shall not do any act or thing, or fail to do any act or thing, which would result in imposition of any lien, charge, encumbrance, mortgage, security interest or other claim against any of the Leased Equipment.

      (c) Term. The term of the lease for the Leased Equipment shall commence on the date of installation of the Leased Equipment and shall end upon the date of termination of this Agreement.

      (d) Equipment Leases. Lessor acknowledges that Lessee may obtain the Leased Equipment by lease rather than purchase. Lessor agrees that its rights with respect to any such Leased Equipment shall be subject to the rights of the equipment lessor.

      9. Programming. Lessee acknowledges that only programming of a sort which would not have a material adverse effect on its reputation or Lessor's reputation in the market will be transmitted by Lessee on the channels. Lessee will use its best efforts to provide programming supplied by one or more nationally recognized programming networks, including, but not limited to, HBO, Showtime, The Movie Channel, Cable News Network and ESPN. The parties hereto acknowledge the difficulties inherent in specifying exact standards in this Section 9, and agree to use their respective best efforts to cooperate in defining mutually acceptable programming standards for the Lessee's subscription television business. Lessor shall have the absolute right to deny Lessee the right to transmit on any of the channels any program that is "obscene" as such term is defined in the context of 18
U.S.C.   1464 or that would violate FCC Rules.

      10. Lessor's Representations and Warranties. Lessor represents, warrants, covenants and agrees to each of the following at the date hereof and at all times during the terms of this Agreement:

      (a) Due Incorporation. Lessor is a corporation duly organized, validly existing and in good standing under the laws of the state of organization.

      (b) Authorization of Agreement: No Breach. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by Lessor's Board of Directors.

      (c) Licenses and Authorizations. As of the date hereof, except for the FCC-license applications pending before the FCC and identified on Schedule A attached hereto, the FCC has granted all necessary construction permits for construction of all transmission facilities contemplated under this Agreement, which facilities are listed on such Schedule A. As of the date hereof, and consistent with the information set forth in Schedule A, each of the FCC construction permits described therein is in full force and effect, and such construction permits constitute all licenses, permits and authorizations from the FCC and other regulatory bodies that are required for operation of the channels and said transmission facilities, except for licenses or other equivalent FCC authority to operate such facilities after construction thereof has been completed. To the best of Lessor's knowledge, after diligent inquiry, no violation of the Communications Act of 1934, as amended, nor any violation of any other federal, state or local law or regulation, in respect of the operation or prospective operation of the transmission facilities described in Schedule A exists, the effect of which, individually or in the aggregate, would materially adversely affect the business, prospects, profits, property or condition (financial or otherwise) of either (i) the channels or such transmission facilities, or (ii) the subscription television business of Lessee contemplated hereunder. Consistent with Schedule A, Lessor shall utilize its best efforts to assure that none of the construction permits issued by the FCC and described therein will expire or lapse, and Lessor shall utilize its best efforts to assure that, to the extent necessary, the permittees of the transmission facilities in Schedule A duly and timely file with the FCC all required applications for extension of the referenced construction permits and all necessary or desirable applications for modification of such construction permits to implement the purposes contemplated hereunder (including, without limitation, the co-location of transmitter sites described in Section 4 hereof) and all necessary applications for FCC licenses and other authorizations for operation of such transmission facilities, Lessor shall utilize its best efforts to assure that any and all such FCC applications shall be diligently and properly prosecuted in good faith toward grant. Lessor shall utilize its best efforts to assure that renewals of all FCC authorizations for such transmission facilities shall be timely filed with the FCC and diligently prosecuted.

      (d) Leases. Lessor has entered into leases providing for lease of excess channel capacity on, or has obtained licenses to use, the channels, copies of which leases and licenses are set forth in Schedule B attached hereto. Said leases and licenses constitute valid and binding obligations of Lessor and of each of the other respective parties thereto and are in full force and effect as of the date hereof and will, throughout the term of this Agreement, constitute the valid and binding obligations of Lessor and of all such other parties thereto and will continue to be in full force and effect. As of the date hereof, to the best of Lessor's knowledge, after due inquiry, neither Lessor nor any other party to any of the aforementioned leases or licenses is in material default under, or breach or violation of, any such lease or license, and Lessor has not received nor given notice of any such default, breach or violation under any such lease or license from or to any of the other parties thereto and will not have received any such notice during the term of this Agreement. Lessor has obtained valid and binding consents, authorizations and approvals from any and all necessary persons and other entities, with respect to the leasing by Lessor to Lessee of the channel capacity provided for herein, so as to ensure that Lessee will enjoy all of the rights and privileges of Lessor under each of the leases and/or licenses described herein.

      (e) No Litigation. Except as disclosed in Schedule C attached hereto, as of the date hereof, there is no suit (at law or in equity), action or legal, administrative, arbitration or other proceeding or governmental investigation pending or as to which Lessor has received notice which would, individually or in the aggregate, materially adversely affect Lessee's rights under this Agreement or the channel leases or the operation of the channels and transmission facilities relating thereto and/or the Lessee's proposed subscription television business in the market.

      (f) FCC Compliance, Except as disclosed in Schedule D attached hereto, the channels shall, during the term of this Agreement, be operated in accordance with their respective FCC construction permits, licenses and other authorizations, the Communications Act of 1934, as amended, and the FCC Rules and FCC policies in effect from time to time.

      11. Lessee's Representations and Warranties. Lessee represents, warrants and agrees as follows:

      (a) Due Incorporation and Standing. Lessee is a corporation duly organized and validly existing under the laws of the State of Vermont.

      (b) Authorization of Agreement. Lessee has full power, right and authority to execute, deliver and enter into and perform this Agreement, and the execution, delivery and consummation of this Agreement have been fully and effectively authorized by Lessee's Board of Directors.

      (c) No Litigation. There is no litigation, action at law, suit in equity, proceeding, arbitration or governmental investigation pending or, to the best of Lessee's knowledge, threatened that could materially adversely affect the Lessee or its assets or the transactions contemplated hereby.

      (d) No Breach. The execution and delivery of this Agreement by Lessee and the performance of its obligations and the transactions contemplated hereby will not result in the breach or, or constitute a default under, or violate the Certificate of Incorporation or Bylaws of Lessee or any other agreement, lease or contract to which Lessee is bound or any order, writ or decree of any court, agency or governmental body.

      12. Negative Covenants of Lessor. During the term of this Agreement, Lessor will not:

      (a) Enter into, or negotiate or attempt to enter into, any agreement or other arrangement with any other party or parties that would be inconsistent with or materially aversely affect Lessee's rights hereunder.

      (b) Procure, or attempt to procure, for Lessor's own use or for the use of any person or entity other than Lessee or lease, or attempt to lease, to any person or entity other than Lessee any other or additional six-MHz channels in the market.

      13. Further Covenant of Lessee. During the term of this Agreement, if Lessee desires to use in connection with the operation of its contemplated subscription television business in the markets any channels of a bandwidth of six-MHz in excess of the number of channels, and Lessee notifies Lessor in writing of such desire, for a period of three hundred sixty (360) days following the date of such notice, Lessor shall be authorized to act as Lessee's exclusive agent in leasing such additional channels but subject, in all events, to the direction, supervision and control of Lessee in relation to any and all negotiations concerning such additional channels. During such period, Lessee shall not lease, or attempt to lease, or negotiate to lease any such additional channels directly with any party in contravention of Lessor's aforementioned exclusive agency. In fulfilling its obligations as agent, Lessor shall utilize its best efforts to procure as soon as practicable a lease of additional channels as directed by Lessee and to represent and to protect Lessee's interests in connection with such negotiations.

      14. Rights of Indemnification; Cure. (a) The parties hereby acknowledge and agree that Lessee does not assume and shall not be obligated to pay any liabilities of Lessor, under any of the leases or licenses annexed to Schedule B attached hereto or under any other contracts, leases or agreements. Lessor hereby agrees to indemnify Lessee and hold Lessee and its successors and assigns and their respective officers, directors, shareholders, partners, employees, agents and other representatives (collectively "Lessee Indemnified Parties" and each individually as "Lessee Indemnified Party") harmless from and against any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising from or related to any actions or inactions of Lessor or any of its affiliates or arising from or related to the channel leases and from any and all other contracts, agreements, understandings and leases to which Lessor may be a party.

      (b) Lessee hereby agrees to indemnify and hold Lessor and its successors and assigns and their respective officers, directors, shareholders, partners, employees, agents and other representatives (collectively, "Lessor Indemnified Parties" and each individually as "Lessor Indemnified Party") harmless from and against:

            (i) Any and all claims, liabilities and obligations of every kind and description, contingent or otherwise arising after the date hereof, from or related to construction of the transmission facilities relating to the channels as provided for herein, or arising from or related to operation by Lessee of its contemplated subscription television service in the market;

            (ii) Any and all damage, loss, liability or deficiency resulting from any (1) misrepresentation or breach of warranty by, or non-performance of any duty or obligation of, the Lessee under this Agreement, or (2) from any misrepresentation in or omission from any certificate or other instrument executed and delivered to any Lessor Indemnified Party pursuant to this Agreement or in connection with any of the transactions contemplated hereunder, and

            (iii) Any and all actions, suits, proceedings, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incurred by any Lessor Indemnified Party as a result of Lessee's failure or refusal to defend or compromise any claim incident to, or failure to comply with, this Paragraph 14(b).

      (c) If any claim or liability shall be asserted against any Lessor Indemnified Party which would give rise to a claim by any Lessor Indemnified Party against Lessee for indemnification under the provisions of Paragraph 14(b) above, such Lessor Indemnified Party shall promptly notify Lessee of the same and give all reasonable cooperation in the defense thereof, and Lessee shall be entitled, at its own expense, to compromise or defend any such claim.

      (d) Lessor shall promptly give Lessee notice of any default or threatened termination under any of the leases or licenses, and Lessor shall provide Lessee with information reasonably requested by Lessee with respect to any purported default or other event that may trigger early termination under any such lease or license. Regardless of whether or not notice is given, Lessee shall have the right, but not the obligation, to cure any such default upon fifteen (15) days prior notice to Lessor (or such lesser period as may be required to avoid termination).

      15.  Termination

      A. By Lessee - At Lessee's option, this Agreement may be terminated by Lessee upon thirty (30) days' written notice to Lessor:

            (a) If the FCC or any other governmental entity determines that Lessor is not authorized to lease any or all of the channels from the respective licensees of such channels, and/or that Lessee is not authorized to lease any or all such channels from Lessor and to utilize such channels in the manner contemplated hereunder,

            (b) If any of the channel leases is not renewed or extended, or in the event that any of the FCC construction permits or other authorizations for any of the transmission facilities relating to the channels is not renewed in the ordinary course, or expires, lapses or is revoked;

            (c) In the event of any material breach by Lessor of any of its warranties, representations or covenants hereunder.

            (d) In the event of default, the non-defaulting party shall have the right to acquire the assets of the defaulting party at fair market value, minus any fees or revenues owed by the defaulting party to the non-defaulting party. An event of default is defined to include failure to perform the obligations set forth in Paragraphs 4, 10, 12 and 14.

      B.  By Lessor - This Agreement may be terminated by Lessor upon thirty
(30) days' written notice to Lessee:

            (a) If Lessee is in violation of any FCC rule or regulation and Lessee shall fail to cure such violation within thirty (30) days of last due date;

            (b) Failure of Lessee to pay any monies due hereunder within thirty (30) days of last due date;

            (c) In the event of any material breach by Lessee of any of its warranties, representations or covenants hereunder,

            (d) In the event of default, the non-defaulting party shall have the right to acquire the assets of the defaulting party relative to this Agreement, at fair market value, minus any fees or revenues owed by the defaulting party to the non-defaulting parry. Events of default are defined to include, but not be limited to, failure to perform any obligations under Paragraphs 4, 5, 6, 7, 8a, 9, 11 and 13.

      Unless otherwise specified, if termination of this Agreement occurs under any of the circumstances set forth in this Paragraph 15, each party hereto shall be entitled to retain all equipment and materials purchased by or owned by such party. Upon termination of this Agreement under any of the circumstances set forth in this Paragraph 15, there shall be a final accounting of monies due under this Agreement and, when completed, there shall be no further liability of one party to the other.

      Should either party find it necessary to pursue legal remedies to enforce the rights hereunder, they shall be entitled to recover all fees and expenses incurred including, but not limited to, expert and attorney fees from the other party as additional damages.

      16. Rights of First Refusal. Lessee agrees to grant to Lessor a right of first refusal to acquire rights to and to develop and operate a subscription television business in this market should Lessee terminate its business or make any form of transfer of substantially all of its assets. This right of first refusal shall be equally applicable to any subsidiary created by Lessee for the purpose of performing Lessee's obligations hereunder.

      17. Communications with Regulators: Cooperation. Each party shall promptly inform the other of its communications with the FCC and other applicable federal and state regulators with respect to the channel leases. Lessor shall provide copies of all such communications upon Lessee's request. Lessor and Lessee shall cooperate in approaching the FCC and other regulators in order to maximize the terms of the leases and licenses and otherwise to maximize the benefits available to both parties under this Agreement.

      18. Specific Performance. The parties hereto acknowledge and agree that a breach by either party of any of the provisions hereof will cause the other party irreparable injury and damage for which there is no adequate remedy at law. Accordingly, the terms of this Agreement shall be specifically enforced. Neither this provision nor any exercise by any party of rights to equitable relief of specific performance herein granted shall constitute a waiver of any other rights which it may have to damages or otherwise.

      19.  Miscellaneous.

            (a) Schedules and Exhibits. All schedules and exhibits attached to this Agreement shall be deemed to be part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

            (b) Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Vermont.

            (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            (d) Notices. Any notice or other communications shall be in writing and shall be considered to have been duly given when personally delivered or deposited as certified U.S. mail, postage prepaid, return receipt requested, and addressed as follows:

            If to Lessor:

            Mr. George W. Bott
            Ascutney Associates, Inc.
            P.O. Box 186
            Rexford, New York 12148

            with a copy to:

            Fleischman & Walsh, P.C.
            1400 Sixteenth Street, N.W.
            Washington, D.C. 20036
            Attention:  Charles Walsh, Esq.


            If to Lessee:

            Mr. Scott Wendell
            New England Wireless
            56 Green Street
            Bellows Falls, Vermont 05101

            with a copy to:

            Mr. William M. Barnard, Esq.
            McFadden, Evans & Sill
            1726 Eye Street, N.W.
            Suite 810
            Washington, D.C. 20006

      Any party hereto may, by giving written notice to the other parties hereto, change the address to which notices are to be sent.

            (e) Amendment. This Agreement shall not be amended or modified in any manner except by a writing executed by all parties hereto.

            (f) Severability. Notwithstanding anything contained herein to the contrary, in the event that any part of this Agreement shall be declared invalid by a court of competent jurisdiction, such declaration shall not affect the remainder of said Agreement or any part thereof.

            (g) Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and all other expenses incurred by them incident to the negotiation, preparation and execution of this Agreement and the performance by them of their obligations hereunder.

            (h) Force Majeure. In the event that Lessee's performance of any of the terms, conditions, obligations or requirements set forth in this Agreement is prevented, hindered, impaired or delayed due to any cause beyond Lessee's reasonable control or not reasonably foreseeable, such delay in performance and/or non-performance shall be deemed to be excused, and no penalties or sanctions shall be imposed as a result thereof, provided that Lessee has notified Lessor within sixty (60) days of its discovery of the occurrence of such an event. Such causes beyond Lessee's reasonable control, or not reasonably foreseeable, shall include, but shall not be limited to, acts of God, war, acts of war, civil emergencies and labor unrest or strikes.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ATTEST:                            LESSOR: Ascutney Associates, Inc.


/S/______________________________  By: /S/_____________________________
                                          George W. Bott
                                          President

ATTEST:                            LESSEE: New England Wireless


/S/______________________________  By: /S/_____________________________
                                          Scott Wendell
                                          President
5/17/93